LIVE HOME VIDEO INC.
                             15400 Sherman Way
                        Van Nuys, California  91406


                                        DATE: As of April 29, 1994
Steve Mangel
17552 Osborne Street
Northridge, California 91325

     Re:  Employment Agreement

Gentlemen:

     When executed by you ("Executive") and by a duly authorized representative of LIVE Home Video Inc., a Delaware corporation ("Company"), this letter will set forth the terms and conditions of Executive's employment from and after commencement of the Term (as defined in Paragraph 2.3.1 below).

1.   Background

     1.1. Executive has served as General Counsel and Senior Vice
President of Legal and Business Affairs of Company.

     1.2. Executive desires to continue to be employed by Company, and Company considers Executive to be a valuable employee and desires to continue to employ Executive pursuant to the terms and conditions of this Agreement.

2.   Services

     2.1. Employment. Company shall employ Executive during the Term to serve as Executive Vice President of Company and Company's subsidiaries, and to render such services (collectively, "Services") as Company or corporations controlled by, under common control with or controlling, directly or indirectly, Company or Company's subsidiaries ("Company's Affiliates"), may from time to time reasonably request which are consistent with the duties Executive is to perform and Executive's stature and experience. Such Services may include serving on the Board of Directors of Company and Company's Affiliates. The Services shall be performed at Company's principal offices in Van Nuys, California, and from time to time on a temporary travel basis at such other locations as Company shall reasonably request consistent with its reasonable business needs. Executive agrees to perform the Services in a competent and professional manner, consistent with the skills to be possessed by a senior executive officer in Company's business.

     2.2. Duties; Reporting Requirements. Among the duties that Executive shall perform in connection with the Services is that Executive shall do and perform all services, acts or things reasonably necessary or advisable to manage, supervise and conduct the international sales business of Company and its subsidiaries. In performing his duties hereunder, Executive shall report to the Chief Executive Officer of Company.

     2.3. Term/Exclusivity

          2.3.1. The Term of this Agreement shall commence on July 1, 1994 and shall end on June 30, 1997 unless extended or sooner terminated in accordance with the provisions of this Agreement (the "Term").

          2.3.2. During the Term, the Services shall be rendered on a full-time basis during normal working hours and all services of Executive shall be exclusive to Company. Executive acknowledges that Executive's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Executive of the terms hereof (including without limitation this Paragraph and Paragraph 2.4) will cause Company irreparable injury. Executive agrees that Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which Company may be entitled.

          2.3.3. During the term of Executive's employment by Company pursuant to this Agreement (the "Restricted Period"), Executive shall not, directly or indirectly, (i) engage in any business for his own account which is competitive with the businesses of Company or Company's Affiliates (collectively, "Competitive Business") so long as Company or Company's Affiliates (as the case may be) continue to engage in such business; (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; (iii) become interested in a Competitive Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (iv) induce any customer or supplier of Company or Company's Affiliates to terminate its relationship with Company or Company's Affiliates (as the case may be). Notwithstanding anything to the contrary, Executive may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Executive's ownership of:

                    A.   securities of any corporation which are
registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded as long as Executive is not part of any control group of such corporation; and

                    B.   any securities of a partnership, trust,
corporation or other person so long as Executive remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and so long as such entity is not, directly or indirectly, in competition with Company or its Affiliates.

     2.4. Confidentiality. Executive acknowledges that his Services will, throughout the Term, bring Executive into close contact with many confidential affairs of Company and its Affiliates, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. Executive further acknowledges that the businesses of Company and its Affiliates are international in scope, that their products are marketed throughout the world, that Company and its Affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive's services, position and expertise are such that he is capable of competing with Company and its Affiliates from nearly any location in the world. In recognition of the foregoing, Executive covenants and agrees:

          2.4.1. that Executive will keep secret all material confidential matters of Company and its Affiliates which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of Company or its Affiliates, either during or after the Term, except with Company's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Term; and

          2.4.2. that Executive will deliver promptly to Company on termination of the Term or at any other time Company may so request, at Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to Company's and its Affiliates' business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, Company or which Executive may then possess or have under his control.

     2.5. Indemnification. Executive shall be entitled throughout the Term to the benefit of the indemnification provisions contained on the commencement of the Term in the Bylaws of Company, notwithstanding any future changes therein, to the extent permitted by applicable law at the time of the assertion of any liability against Executive, and to the most favorable indemnification provisions or agreements available to any other senior executive of Company. Company acknowledges that because Company is a wholly owned subsidiary of LIVE Entertainment Inc., and because Executive is an officer of Company, Executive is covered, and throughout the Term shall remain covered, under the Directors and Officers Insurance Policy of LIVE Entertainment Inc. and its successor(s).

3.   Compensation

     As compensation and consideration for all Services provided by Executive during the Term pursuant to this Agreement, Company agrees to pay to Executive the compensation set forth below.

     3.1. Fixed Annual Compensation. For the period commencing on the beginning of the Term, Executive shall receive Fixed Annual Compensation in the amount of Two Hundred Sixty Thousand Dollars ($260,000). Executive's Fixed Annual Compensation shall be increased on each anniversary of the commencement of the Term by not less than five percent (5%) of the Fixed Annual Compensation in effect in the prior twelve month period. Executive's Fixed Annual Compensation shall be payable in equal installments on Company's regular pay dates following commencement of the Term.

     3.2. Incentive Compensation. Executive shall be eligible to participate in Company's discretionary Corporate Bonus Program, as determined, modified and published by Company from time to time
("Incentive Compensation").

     3.3. Special Inducements. As a special inducement to Executive to enter into this Agreement, Company agrees as follows:

          3.3.1. Subject to Executive's taking and passing such physical exams as Company's regular insurance carrier requests, from and after the commencement of the Term to continue to provide to Jay Mangel, or his successor, Trustee of the Steven E. Mangel Irrevocable Trust dated September 1, 1992 (the "Trust") a Five Hundred Thousand Dollar ($500,000) whole-life split dollar insurance policy ("Life Insurance") and Company shall continue to pay all premiums thereon during the Term of this Agreement. The arrangement will be pursuant to a separate, currently existing split dollar agreement, as amended as of the date hereof. Such policy shall be payable to the Trust. Notwithstanding the foregoing, Company shall not be required to pay insurance premiums in excess of those customarily available for policies covering male nonsmokers in good health of like age and, if the premiums exceed such amount per year, then Executive shall either pay such excess or the insurance coverage will be reduced to the amount that can be purchased for such amount. Such split dollar insurance policy will provide that at the end of the Term, Executive shall have the right to request that Company assign such policy to the Trust at no cost to Executive, provided that Company shall not be responsible to pay for any future insurance premiums following such assignment.

          3.3.2.    To provide Executive with the following:

               A.   Until August 11, 1994 (the "Automobile
Termination Date"), and pursuant to the Original Agreement (as defined in Paragraph 5.7 below), Company shall make available to Executive, by way of direct payment, the use of a 1990 Lexus LS400 (the "Automobile") currently leased by Company for Executive.
Until the Automobile Termination Date, Company shall pay all costs of reasonable gas, maintenance, repair and insurance (including any deductible) on the Automobile ("Automobile Benefits"). Until the Automobile Termination Date, Executive covenants and agrees that he shall operate the Automobile with "reasonable care." Executive agrees that Company shall retain title to the Automobile, unless and until Executive acquires the Automobile pursuant to the provisions hereof. On the Automobile Termination Date, Executive shall have the right to acquire title to the Automobile from Company, provided that (i) on or before August 1, 1994, Executive has provided Company with a written notice stating that Executive desires to acquire title to the Automobile on the Automobile Termination Date, and (ii) on or before the Automobile Termination Date, Executive provides to Company $24,670 in cash or other immediately available funds, whereupon Company shall concurrently execute and deliver to Executive all necessary documents transferring to Executive title to the Automobile. From and after the Automobile Termination Date, Company shall have no further obligation to provide Automobile Benefits to Executive other than for payment of telephone costs and reimbursement of mileage expenses, both in accordance with the policies of Company from time to time with respect thereto.

               B. From and after commencement of the Term, and during each year of the Term, Executive shall be entitled to a vacation of four (4) weeks, without deduction of salary. Such vacations shall be taken at such time or times during the applicable year as may be determined by Executive subject to Company's business needs. Executive shall be entitled to take any unused portion of his paid vacation in any subsequent year of the Term, subject to Company's business needs and policy and consistent with applicable laws ("Vacation Benefits"). Notwithstanding the foregoing, Executive shall at no time have more than six (6) weeks of accrued vacation. Any additional vacation period shall be determined by Company consistent with the general customs and practices of Company applicable to its executives.

The foregoing Life Insurance, Automobile Benefits and Vacation
Benefits shall be hereinafter referred to as "Special Benefits."

     3.4. Additional Benefits. Without limiting any other provision hereof, Executive shall be entitled to participate in any profit-sharing, pension, stock option, stock ownership, health, vacation, insurance or other plans, benefits or policies available to the senior executive employees of Company on the terms generally applicable to such employees and will be entitled to reimbursement of his reasonable and customary business expenses, including, without limitation, reimbursement for expenses while on the business of Company, its subsidiaries or Company's Affiliates ("Additional Benefits").

     3.5 Extension of Term. Unless earlier terminated in accordance with the provisions hereof, the Term of this Agreement shall automatically be extended from and after June 30, 1997 unless and until the date that is three (3) months following Executive's receipt of written notice that Company desires to terminate Executive's employment hereunder (the "Period of Extension"), which notice may be given to Executive no sooner than April 1, 1997; provided, however, that at any time during the Period of Extension, Executive shall have the right, by giving written notice to Company, to elect to terminate his employment hereunder, without any obligation to Company, whereupon the Period of Extension shall end. During the Period of Extension, and during a period of three
(3) months thereafter (i.e., the first three months following the end of Executive's employment hereunder), subject to the provisions of Paragraph 4.4 below, Company shall continue to pay Executive's Fixed Annual Compensation, as well as provide Executive with Life Insurance and health insurance benefits.





4.   Termination

     4.1  Termination by Company.

          4.1.1. Termination by Company. Company shall have the right, at its election, to terminate the Term by written notice to Executive to that effect, only for "good cause" defined for this purpose to mean (i) material and repeated instances of misconduct or material and habitual inability to perform the Services, or material violation of Company's published policies or procedures,
(ii) a single act so grievous as to constitute the equivalent of such material and repeated instances (including, without limitation, theft, misappropriation of Company's assets, or sexual harassment), (iii) unauthorized disclosure of confidential information related to customers, employees or general business strategies, or (iv) a material breach of any covenant, condition, agreement or term of this Agreement ("Executive's Material Breach") and only if Company shall have given written notice to Executive specifying the claimed cause or breach and, provided such breach is curable, Executive fails to correct the claimed breach or fails to alter the objectional pattern of conduct specified in the applicable written notice as soon as practical thereafter but no later than thirty (30) days after receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach. However, in no event shall a material breach of the provisions of Paragraphs 2.4 or 4.1.1(ii) or (iii) be subject to cure.

          4.1.2 Effect of Termination by Company. Should the Term be terminated by Company by reason of Executive's Material Breach, Executive shall have no right to any further Fixed Annual Compensation, Special Benefits or Additional Benefits (other than any Fixed Annual Compensation, Special Benefits or Additional Benefits earned by Executive but unpaid at the date of termination), from and after termination, or to any Incentive Compensation accruing for the fiscal year of termination or thereafter.

     4.2  Termination by Executive.

          4.2.1 Termination by Executive. Executive shall have the right, at his election, to terminate the Term by written notice to Company to that effect if Company shall have failed to substantially perform a material condition or covenant of this Agreement ("Company's Material Breach"); provided, however, that termination for Company's Material Breach will not be effective until Executive shall have given written notice specifying the claimed breach and, provided such breach is curable, Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach (but within ten (10) days, if the failure to perform is a failure to pay monies when due under the terms of this Agreement).

          4.2.2 Effect of Termination by Executive. Subject to the provisions of Paragraph 4.4 below, should Executive terminate the Term due to Company's Material Breach, Company shall pay to Executive or provide Executive with:

          (i) Executive's Fixed Annual Compensation for the then remainder of the Term, paid in equal installments on Company's regular pay dates during such remainder, and

          (ii) Life Insurance and health insurance benefits for the then remainder of the Term.

In addition, all options held by Executive to purchase stock in LIVE Entertainment Inc. or its successor pursuant to the LIVE Entertainment Inc. Stock Option Plan or any successor, replacement, substituted or amended plan (collectively, the "Options") shall vest on the date of termination. Executive shall also receive any Incentive Compensation that has accrued through the date of termination. All other benefits shall cease on the date of termination of employment.

          Except with regard to a termination of the Term by reason of Executive's Death or Disability (as both terms are defined in Paragraph 4.3), or by Executive pursuant to Paragraph 4.2.3, should Executive terminate the Term other than for Company's Material Breach, such termination shall be treated as a termination by Company for Executive's Material Breach.

          4.2.3 Termination by Executive Due to Change in Duties. Executive shall have the right, at his election and upon not less than thirty (30) days, nor more than ninety (90) days, prior written notice to Company, to terminate the Term, without any obligation or liability to Company whatsoever (provided that in such event all Options held by Executive shall vest on the date of termination), by written notice to Company to that effect if Company eliminates its international sales division, or if Executive is no longer the senior executive directly in charge of Company's international sales division. If Executive does not provide to Company written notice of his election to terminate the Term pursuant to this Paragraph 4.2.3 within thirty (30) days after receiving written notice from Company that Company intends to eliminate its international sales division, or that Executive will no longer be the senior executive directly in charge of Company's international sales division, then Executive's right to terminate this Agreement pursuant to this Paragraph 4.2.3 shall be deemed waived and shall be of no further force or effect.

     4.3  Executive's Death or Disability.

          4.3.1 Death. The Term shall immediately terminate upon Executive's death as certified in accordance with the provisions of California law ("Death").

          4.3.2 Disability. In the event that during the Term Executive becomes unable to perform the Services as a result of his permanent or temporary, total or partial, physical or mental disability (as defined in Company's disability insurance policy, if any) ("Disability"):

               4.3.2.1   the Fixed Annual Compensation otherwise
payable during the Disability Period (as herein defined) shall nevertheless be payable on the terms set forth herein to Executive as a disability benefit ("Disability Benefit");

               4.3.2.2 any disability insurance proceeds actually received by Executive during the Disability Period with respect to such Disability shall reduce on a dollar-for-dollar basis the Disability Benefit otherwise payable by Company during the Disability Period pursuant to this Paragraph 4.3; and

               4.3.2.3   Company shall not have the right
(notwithstanding any other provision of this Agreement to the contrary) to terminate the Term due to such Disability prior to the expiration of the Disability Period.

As used herein, the term "Disability Period" shall have such meaning as shall be defined in Company's disability insurance policy in effect as of the commencement of the Term, and if no such policy is in effect it shall mean the period commencing on the first day of the calendar month following the month during which such Disability occurs and ending on the first to occur of the following: (i) the expiration of the Term; (ii) if the Disability is continuous throughout the six (6) consecutive months following the month during which the Disability occurs, then the last day of such sixth consecutive calendar month; and (iii) if the Disability is intermittent and shall exist throughout each of any twelve (12) calendar months following the month during which the Disability occurs, then the last day of such twelfth calendar month. Company shall have the right to terminate the Term at the expiration of the Disability Period if and only if the Disability of Executive is then continuing.

          4.3.3     Effect of Death or Disability.

               (a)  Fixed Annual Compensation and Additional
Benefits: Should the Term be terminated in accordance with the provisions of Paragraphs 4.3.1 or 4.3.2 by reason of Executive's Death or Disability, Executive or his estate (as the case may be) shall have no right to any further Fixed Annual Compensation (other than accrued and unpaid Fixed Annual Compensation), Special Benefits (other than benefits under the Life Insurance and any other life insurance proceeds provided to Executive by Company pursuant to Company's benefit plans), Additional Benefits or any other sums or benefits accruing to Executive hereunder; provided, however, that in the event of termination due to Disability, the sums identified in Paragraph 4.3.2 hereof shall be paid to Executive on the terms set forth therein.

               (b)  Incentive Compensation, Options and Life
Insurance: Should the Term be terminated in accordance with the provisions of Paragraphs 4.3.1 or 4.3.2 by reason of Executive's Death or Disability, Executive or his estate (as the case may be) shall be entitled to receive such Incentive Compensation that shall have accrued during that portion of the fiscal year prior to such Death or Disability. All Options shall vest on the date of termination by reason of Executive's Death or Disability, and Executive's estate shall be entitled to exercise all Options which have vested on or prior to the date of termination by reason of Executive's Death. Upon termination due to Disability, Company shall, at no cost to Executive, assign the Life Insurance policy to the Trust provided that Company shall not be responsible to pay any future insurance premiums following such assignment.

     4.4. Mitigation. Executive shall have no obligation to seek employment if Executive's employment hereunder is terminated;
provided, however, that Executive agrees that if Executive fur-

nishes his services for other engagements or employment after termination hereunder, the total compensation actually earned by Executive together with any welfare or other benefits earned by Executive for the period which would have been the remainder of the Term hereunder but for the termination shall reduce any amounts and benefits which Company would otherwise be required to pay or provide to Executive. Executive agrees that he shall give written notice to Company (promptly after accepting employment or furnishing his services after termination of his employment with Company) of any amounts earned (or to be earned) by Executive and any benefits provided (or to be provided) to Executive pursuant to his new employment arrangement.

5.   General

     5.1 Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation or any other amount due Executive hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

     5.2 Waiver/Estoppel. Either party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which any party may be entitled but only by an instrument in writing signed by the party to be charged. No estoppel may be raised against any party except to the extent the other party relies on an instrument in writing, signed by the party to be charged, specifically reciting that the other parties may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

     5.3 Notices. Any notice which Company is required or may desire to give to Executive hereunder shall be in writing and may be served by delivering it to Executive, or by sending it to Executive by mail, telex or telegraph, at the address set forth on page 1 hereof, or such substitute address as Executive may from time to time designate by notice to Company. Any notice which Executive is required or may desire to serve upon Company hereunder shall be in writing and may be served by delivering it personally or by sending it by mail, telex or telegraph to the address set forth on page 1 hereof, or such other substitute addresses as Company may from time to time designate by notice to Executive.

     5.4 Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

     5.5 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     5.6 No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of any other party. No party shall hold itself out contrary to the terms of this Paragraph and, except as otherwise specifically provided herein, no party shall become liable for the representation, act or omission of any other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

     5.7 Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). The parties also expressly acknowledge and agree that from and after the commencement of the Term this Agreement shall supersede and replace in its entirety that certain Employment Agreement dated as of July 2, 1990 between Executive and Company (the "Original Agreement"), and that, from and after the commencement of the Term, the Original Agreement shall be null and void and of no further force or effect. Except as expressly provided in the immediately preceding sentience, this Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof and the parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.



     Please confirm your agreement to the foregoing by signing below where indicated.

Dated as of April 29, 1994    Very truly yours,

                              LIVE HOME VIDEO INC.
                              a Delaware corporation


                              By:


                              Its:




AGREED AND ACCEPTED
this ____ day of April, 1994




STEVE MANGEL